Exhibit 99.1

Atlanta, Georgia

October 19, 2011

Media Contact: Keith F. Cooper

Phone: (404) 352-7344

NYSE Amex:  CGL.A

PRESS RELEASE

FOR IMMEDIATE RELEASE

CAGLE’S, INC. AND CAGLE’S FARMS, INC. FILE VOLUNTARY
PETITIONS TO REORGANIZE; NORMAL OPERATIONS AND
CUSTOMER SERVICE TO CONTINUE WITHOUT DISRUPTION;
COMPANY RECEIVES POST-PETITION FINANCING TO
SUPPORT OPERATIONS

Atlanta, October 19, 2011 - Cagle’s, Inc. (CGL.A) today announced that it and its wholly-owned subsidiary Cagle’s Farms, Inc. (collectively, “Cagle’s”) have filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code.  Cagle’s filed the petitions today in the United States Bankruptcy Court for the Northern District of Georgia in Atlanta, Georgia.

Cagle’s emphasized that normal operations and customer service will continue without disruption, including sales, order processing, and delivery.  In connection with its Chapter 11 filing, Cagle’s also announced that it anticipates receiving court approval for a debtor-in-possession (DIP) financing facility from AgSouth Farm Credit, ACA.

Cagle’s noted that, over the past few years, the poultry industry has been under severe stress due to historically high corn and soybean meal prices coupled with sagging chicken prices caused by an oversupply of broilers.  As a result, Cagle’s has incurred significant operating losses that have depleted its liquidity and working capital position.

“After careful consideration we concluded that a Chapter 11 restructuring represents the best long-term solution for Cagle’s, Inc. and Cagle’s Farms, Inc.,” said J. Douglas Cagle, Chairman, President and CEO.  “It is our goal to reach an agreement with our creditors in a quick and efficient manner, allowing us to restructure our debt with minimal disruption to our operations.”

“We appreciate the ongoing loyalty and support of our employees, growers, customers and vendors,” Cagle commented, “Their dedication and hard work is critical to our success.  We remain committed to leading Cagle’s toward a strong and profitable future with the help of our employees, our growers, our customer base, and our vendor community.  Cagle’s remains a viable business that is deeply committed to our employees and the customers that we serve.”

Cagle’s has not set a target date for emergence from Chapter 11, but Cagle stressed that the company’s strategy is to move quickly.  “There is much work ahead,” he stated, “but time and time again, our employees have proven their ability to face significant challenges and handle change.  By working together, we can preserve Cagle’s and its future.”

Cagle’s, headquartered in Atlanta, Georgia, is an integrated poultry company that has been in operation for over sixty years.  Cagle’s expresses its sincere gratitude to the multitude of employees, growers, vendors and customers that have contributed to Cagle’s success and growth over these many years and thanks them for their loyal support.